Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

PENINSULA ACQUISITION CORPORATION

(Pursuant to Section 228 and Section 242 of the

General Corporation Law of the State of Delaware)

Peninsula Acquisition Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1. The board of directors of the Corporation duly adopted resolutions declaring advisable the following amendment to the Certificate of Incorporation of the Corporation and that this amendment was submitted to the stockholders of the Corporation for approval.

2. Article 5, first paragraph is being amended as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 755,000,000 shares. These shares shall be divided into two classes with 750,000,000 shares designated as common stock at $0.0001 par value (the “Common Stock”) and 5,000,000 shares designated as preferred stock at $0.0001 par value (the “Preferred Stock”).

3. The Corporation’s stockholders approved the aforesaid amendment by written consent in accordance with the provisions of Section 228 of the DGCL.

4. The foregoing amendment was duly adopted in accordance with the provisions of Section 228 and Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of this 6th day of December, 2019.

PENINSULA ACQUISITION CORPORATION

By:	/s/ Ian Jacobs
Name:	Ian Jacobs
Title:	Chief Executive Officer